NEW YORK CONDITIONS OF SALE
BUYING AT CHRISTIE'S

CONDITIONS OF SALE

These Conditions of Sale and the Important Notices and Explanation of Cataloguing Practice set out the terms on which we offer the **lot**s listed in this catalogue for sale. By registering to bid and/or by bidding at auction you agree to these terms, so you should read them carefully before doing so. You will find a glossary at the end explaining the meaning of the words and expressions coloured in bold. As well as these Conditions of Sale, **lots** in which we offer **Non-Fungible Tokens** are governed by the Additional Conditions of Sale – Non-Fungible Tokens, which are available in Appendix A herein. For the sale of **Non-Fungible Tokens**, to the extent there is a conflict between the "New York Conditions of Sale Buying at Christie's" and "Additional Conditions of Sale – Non-Fungible Tokens", the latter controls.

Unless we own a **lot** in whole or in part (Δ symbol), Christie's acts as agent for the seller.

A • BEFORE THE SALE

1 • DESCRIPTION OF LOTS

(a) Certain words used in the **catalogue description** have special meanings. You can find details of these on the page headed "Important Notices and Explanation of Cataloguing Practice" which forms part of these terms. You can find a key to the Symbols found next to certain catalogue entries under the section of the catalogue called "Symbols Used in this Catalogue".

(b) Our description of any **lot** in the catalogue, any **condition** report and any other statement made by us (whether orally or in writing) about any **lot**, including about its nature or **condition**, artist, period, materials, approximate dimensions, or **provenance** are our opinion and not to be relied upon as a statement of fact. We do not carry out in-depth research of the sort carried out by professional historians and scholars. All dimensions and weights are approximate only.

2 • OUR RESPONSIBILITY FOR OUR DESCRIPTION OF LOTS

We do not provide any guarantee in relation to the nature of a **lot** apart from our **authenticity warranty** contained in paragraph E2 and to the extent provided in paragraph I below.

3 • CONDITION

(a) The **condition** of **lot**s sold in our auctions can vary widely due to factors such as age, previous damage, restoration, repair and wear and tear. Their nature means that they will rarely be in perfect **condition**. **Lot**s are sold "as is," in the **condition** they are in at the time of the sale, without any representation or **warranty** or assumption of liability of any kind as to **condition** by Christie's or by the seller.

(b) Any reference to **condition** in a catalogue entry or in a **condition** report will not amount to a full description of **condition**, and images may not show a **lot** clearly. Colours and shades may look different in print or on screen to how they look on physical inspection. **Condition** reports may be available to help you evaluate the **condition** of a **lot**. **Condition** reports are provided free of charge as a convenience to our buyers and are for guidance only. They offer our opinion but they may not refer to all faults, inherent defects, restoration, alteration or adaptation because our staff are not professional restorers or conservators. For that reason **condition** reports are not an alternative to examining a **lot** in person or seeking your own professional advice. It is your responsibility to ensure that you have requested, received and considered any **condition** report.

4 • VIEWING LOTS PRE-AUCTION

(a) If you are planning to bid on a **lot**, you should inspect it personally or through a knowledgeable representative before you make a bid to make sure that you accept the description and its **condition**. We recommend you get your own advice from a restorer or other professional adviser.

(b) Pre-auction viewings are open to the public free of charge. Our specialists may be available to answer questions at pre-auction viewings or by appointment.

5 • ESTIMATES

Estimates are based on the **condition**, rarity, quality and **provenance** of the **lot**s and on prices recently paid at auction for similar property. **Estimate**s can change. Neither you, nor anyone else, may rely on any **estimate**s as a prediction or guarantee of the actual selling price of a **lot** or its value for any other purpose. **Estimate**s do not include the **buyer's premium** or any applicable taxes.

6 • WITHDRAWAL

Christie's may, at its option, withdraw any **lot** from auction at any time prior to or during the sale of the **lot**. Christie's has no liability to you for any decision to withdraw.

7 • JEWELLERY

(a) Coloured gemstones (such as rubies, sapphires and emeralds) may have been treated to improve their look, through methods such as heating and oiling. These methods are accepted by the international jewellery trade but may make the gemstone less strong and/or require special care over time.

(b) All types of gemstones may have been improved by some method. You may request a gemmological report for any item which does not have a report if the request is made to us at least three weeks before the date of the auction and you pay the fee for the report.

(c) We do not obtain a gemmological report for every gemstone sold in our auctions. Where we do get gemmological reports from internationally accepted gemmological laboratories, such reports will be described in the catalogue. Reports from American gemmological laboratories will describe any improvement or treatment to the gemstone. Reports from European gemmological laboratories will describe any improvement or treatment only if we request that they do so, but will confirm when no improvement or treatment has been made. Because of differences in approach and technology, laboratories may not agree whether a particular gemstone has been treated, the amount of treatment, or whether treatment is permanent. The gemmological laboratories will only report on the improvements or treatments known to the laboratories at the date of the report.

(d) For jewellery sales, **estimate**s are based on the information in any gemmological report. If no report is available, assume that the gemstones may have been treated or enhanced.

8 • WATCHES & CLOCKS

(a) Almost all clocks and watches are repaired in their lifetime and may include parts which are not original. We do not give a **warranty** that any individual component part of any watch is **authentic**. Watchbands described as "associated" are not part of the original watch and may not be **authentic**. Clocks may be sold without pendulums, weights or keys.

(b) As collectors' watches often have very fine and complex mechanisms, you are responsible for any general service, change of battery, or further repair work that may be necessary. We do not give a **warranty** that any watch is in good working order. Certificates are not available unless described in the catalogue.

(c) Most wristwatches have been opened to find out the type and quality of movement. For that reason, wristwatches with water resistant cases may not be waterproof and we recommend you have them checked by a competent watchmaker before use.
Important information about the sale, transport and shipping of watches and watchbands can be found in paragraph H2(f).

B • REGISTERING TO BID

1 • NEW BIDDERS

(a) If this is your first time bidding at Christie's or you are a returning bidder who has not bought anything from any of our salerooms within the last two years you must register at least 48 hours before an auction begins to give us enough time to process and approve your registration. We may, at our option, decline to permit you to register as a bidder. You will be asked for the following:

(i) for individuals: Photo identification (driver's licence, national identity card, or passport) and, if not shown on the ID document, proof of your current address (for example, a current utility bill or bank statement);

(ii) for corporate clients: Your Certificate of Incorporation or equivalent document(s) showing your name and registered address together with documentary proof of directors and beneficial owners; and

(iii) for trusts, partnerships, offshore companies and other business structures, please contact us in advance to discuss our requirements.

(b) We may also ask you to give us a financial reference and/or a deposit as a conditi on of allowing you to bid. For help, please contact our Client Services Department at +1 212-636-2000.

2 • RETURNING BIDDERS

As described in paragraph B(1) above, we may at our option ask you for current identification, a financial reference, or a deposit as a condition of allowing you to bid. If you have not bought anything from any of our salerooms within the last two years or if you want to spend more than on previous occasions, please contact our Client Services Department at +1 212-636-2000.

3 • IF YOU FAIL TO PROVIDE THE RIGHT DOCUMENTS

If in our opinion you do not satisfy our bidder identification and registration procedures including, but not limited to completing any anti-money laundering and/or anti-terrorism financing checks we may require to our satisfaction, we may refuse to register you to bid, and if you make a successful bid, we may cancel the contract for sale between you and the seller.

4 • BIDDING ON BEHALF OF ANOTHER PERSON

If you are bidding on behalf of another person, that person will need to complete the registration requirements above before you can bid, and supply a signed letter authorising you to bid for him/her. A bidder accepts personal liability to pay the **purchase price** and all other sums due unless it has been agreed in writing with Christie's, before commencement of the auction, that the bidder is acting as an agent on behalf of a named third party acceptable to Christie's and that Christie's will only seek payment from the named third party.

5 • BIDDING IN PERSON

If you wish to bid in the saleroom you must register for a numbered bidding paddle at least 30 minutes before the auction. You may register online at www.christies.com or in person. For help, please contact the Client Service Department on +1 212-636-2000.

6 • BIDDING SERVICES

The bidding services described below are a free service offered as a convenience to our clients and Christie's is not responsible for any error (human or otherwise), omission, or breakdown in providing these services.

(a) Phone Bids
Your request for this service must be made no later than 24 hours prior to the auction. We will accept bids by telephone for **lot**s only if our staff are available to take the bids. If you need to bid in a language other than in English, you must arrange this well before the auction. We may record telephone bids. By bidding on the telephone, you are agreeing to us recording your conversations. You also agree that your telephone bids are governed by these Conditions of Sale.

(b) Internet Bids on Christie's LIVE™
For certain auctions we will accept bids over the Internet. For more information, please visit **https://www.christies.com/buying-services/buying-guide/register-and-bid/**. As well as these Conditions of Sale, internet bids are governed by the Christie's LIVE™ Terms of Use which are available at **https://www.christies.com/LiveBidding/OnlineTermsOfUse.aspx**.

(c) Written Bids
You can find a Written Bid Form at any Christie's office, or by choosing the sale and viewing the **lot**s online at www.christies.com. We must receive your completed Written Bid at least 24 hours before the auction. Bids must be placed in the currency of the saleroom. The **auctioneer** will take reasonable steps to carry out written bids at the lowest possible price, taking into account the **reserve**. If you make a written bid on a **lot** which does not have a **reserve** and there is no higher bid than yours, we will bid on your behalf at around 50% of the low **estimate** or, if lower, the amount of your bid. If we receive written bids on a **lot** for identical amounts, and at the auction these are the highest bids on the **lot**, we will sell the **lot** to the bidder whose written bid we received first.

C • CONDUCTING THE SALE

1 • WHO CAN ENTER THE AUCTION

We may, at our option, refuse admission to our premises or decline to permit participation in any auction or to reject any bid.

2 • RESERVES

Unless otherwise indicated, all **lot**s are subject to a **reserve**. We identify **lot**s that are offered without **reserve** with the symbol • next to the **lot** number. The **reserve** cannot be more than the **lot**'s low **estimate**.

3 • AUCTIONEER'S DISCRETION

The **auctioneer** can at his or her sole option:

(a) refuse any bid;

(b) move the bidding backwards or forwards in any way he or she may decide, or change the order of the **lot**s;

(c) withdraw any **lot**;

(d) divide any **lot** or combine any two or more **lot**s;

(e) reopen or continue the bidding even after the hammer has fallen; and

(f) in the case of error or dispute related to bidding and whether during or after the auction, continue the bidding, determine the successful bidder, cancel the sale of the **lot**, or reoffer and resell any **lot**. If you believe that the **auctioneer** has accepted the successful bid in error, you must provide a written notice detailing your claim within 3 business days of the date of the auction. The **auctioneer** will consider such claim in good faith. If the **auctioneer**, in the exercise of his or her discretion under this paragraph, decides after the auction is complete, to cancel the sale of a **lot**, or reoffer and resell a **lot**, he or she will notify the successful bidder no later than by the end of the 7th calendar day following the date of the auction. The **auctioneer's** decision in exercise of this discretion is final. This paragraph does not in any way prejudice Christie's ability to cancel the sale of a **lot** under any other applicable provision of these Conditions of Sale, including the rights of cancellation set forth in sections B(3), E(2)(i), F(4), and J(1).

4 • BIDDING

The **auctioneer** accepts bids from:

(a) bidders in the saleroom;

(b) telephone bidders;

(c) internet bidders through Christie's LIVE™ (as shown above in paragraph B6); and

(d) written bids (also known as absentee bids or commission bids) left with us by a bidder before the auction.

5 • BIDDING ON BEHALF OF THE SELLER

The **auctioneer** may, at his or her sole option, bid on behalf of the seller up to but not including the amount of the **reserve** either by making consecutive bids or by making bids in response to other bidders. The **auctioneer** will not identify these as bids made on behalf of the seller and will not make any bid on behalf of the seller at or above the **reserve**. If **lot**s are offered without **reserve**, the **auctioneer** will generally decide to open the bidding at 50% of the low **estimate** for the **lot**. If no bid is made at that level, the **auctioneer** may decide to go backwards at his or her sole option until a bid is made, and then continue up from that amount. In the event that there are no bids on a **lot**, the **auctioneer** may deem such **lot** unsold.

6 • BID INCREMENTS

Bidding generally starts below the low **estimate** and increases in steps (bid increments). The **auctioneer** will decide at his or her sole option where the bidding should start and the bid increments.

7 • CURRENCY CONVERTER

The saleroom video screens (and Christies LIVE™) may showbids in some other major currencies as well as US dollars. Any conversion is for guidance only and we cannot be bound by any rate of exchange used. Christie's is not responsible for any error (human or otherwise), omission or breakdown in providing these services.

8 • SUCCESSFUL BIDS

Unless the **auctioneer** decides to use his or her discretion as set out in paragraph C3 above, when the **auctioneer's** hammer strikes, we have accepted the last bid. This means a contract for sale has been formed between the seller and the successful bidder. We will issue an invoice only to the registered

bidder who made the successful bid. While we send out invoices by mail and/or email after the auction, we do not accept responsibility for telling you whether or not your bid was successful. If you have bid by written bid, you should contact us by telephone or in person as soon as possible after the auction to get details of the outcome of your bid to avoid having to pay unnecessary storage charges.

9 • LOCAL BIDDING LAWS

You agree that when bidding in any of our sales that you will strictly comply with all local laws and regulations in force at the time of the sale for the relevant sale site.

D • THE BUYER'S PREMIUM AND TAXES

1 • THE BUYER'S PREMIUM

In addition to the **hammer price**, the successful bidder agrees to pay us a **buyer's premium** on the **hammer price** of each **lot** sold. On all **lot**s we charge 25% of the **hammer price** up to and including US$600,000, 20% on that part of the **hammer price** over US$600,000 and up to and including US$6,000,000, and 14.5% of that part of the **hammer price** above US$6,000,000.

2 • TAXES

The successful bidder is responsible for any applicable taxes including any sales or use tax or equivalent tax wherever such taxes may arise on the **hammer price**, the **buyer's premium**, and/or any other charges related to the **lot**.

For **lot**s Christie's ships to or within the United States, a sales or use tax may be due on the **hammer price**, **buyer's premium**, and/or any other charges related to the **lot**, regardless of the nationality or citizenship of the successful bidder. Christie's will collect sales tax where legally required. The applicable sales tax rate will be determined based upon the state, county, or locale to which the **lot** will be shipped. Christie's shall collect New York sales tax at a rate of 8.875% for any **lot** collected from Christie's in New York.

In accordance with New York law, if Christie's arranges the shipment of a **lot** out of New York State, New York sales tax does not apply, although sales tax or other applicable taxes for other states may apply. If you hire a shipper (other than a common carrier authorized by Christie's), to collect the **lot** from a Christie's New York location, Christie's must collect New York sales tax on the **lot** at a rate of 8.875% regardless of the ultimate destination of the **lot**.

If Christie's delivers the **lot** to, or the **lot** is collected by, any framer, restorer or other similar service provider in New York that you have hired, New York law considers the **lot** delivered to the successful bidder in New York and New York sales tax must be imposed regardless of the ultimate destination of the **lot**. In this circumstance, New York sales tax will apply to the **lot** even if Christie's or a common carrier (authorized by Christie's that you hire) subsequently delivers the **lot** outside New York.

Successful bidders claiming an exemption from sales tax must provide appropriate documentation to Christie's prior to the release of the **lot** or within 90 days after the sale, whichever is earlier. For shipments to those states for which Christie's is not required to collect sales tax, a successful bidder may have a use or similar tax obligation. *It is the successful bidder's responsibility to pay all taxes due.* Christie's recommends you consult your own independent tax advisor with any questions.

E • WARRANTIES

1 • SELLER'S WARRANTIES

For each **lot**, the seller gives a **warranty** that the seller:

(a) is the owner of the **lot** or a joint owner of the **lot** acting with the permission of the other co-owners or, if the seller is not the owner or a joint owner of the **lot**, has the permission of the owner to sell the **lot**, or the right to do so in law; and

(b) has the right to transfer ownership of the **lot** to the buyer without any restrictions or claims by anyone else.

(c) If either of the above warranties are incorrect, the seller shall not have to pay more than the **purchase price** (as defined in paragraph F1(a) below) paid by you to us. The seller will not be responsible to you for any reason for loss of profits or business, expected savings, loss of opportunity or interest, costs, damages, **other damages** or expenses. The seller gives no **warranty** in relation to any **lot** other than as set out above and, as far as the seller is allowed by law, all warranties from the seller to you, and all other obligations upon the seller which may be added to this agreement by law, are excluded.

2 • OUR AUTHENTICITY WARRANTY

We warrant, subject to the terms below, that the **lot**s in our sales are **authentic** (our "**authenticity warranty**"). If, within 5 years of the date of the auction, you give notice to us that your **lot** is not **authentic**, subject to the terms below, we will refund the **purchase price** paid by you. The meaning of **authentic** can be found in the glossary at the end of these Conditions of Sale. The terms of the **authenticity warranty** are as follows:

(a) It will be honored for claims notified within a period of 5 years from the date of the auction. After such time, we will not be obligated to honor the **authenticity warranty**.

(b) It is given only for information shown in UPPERCASE type in the first line of the **catalogue description** (the "**Heading**"). It does not apply to any information other than in the **Heading** even if shown in UPPERCASE type.

(c) The **authenticity warranty** does not apply to any **Heading** or part of a **Heading** which is **qualified**. **Qualified** means limited by a clarification in a **lot**'s **catalogue description** or by the use in a **Heading** of one of the terms listed in the section titled **Qualified Heading**s on the page of the catalogue headed "Important Notices and Explanation of Cataloguing Practice". For example, use of the term "ATTRIBUTED TO ..." in a **Heading** means that the **lot** is in Christie's opinion probably a work by the named artist but no **warranty** is provided that the **lot** is the work of the named artist. Please read the full list of **Qualified Heading**s and a **lot**'s full **catalogue description** before bidding.

(d) The **authenticity warranty** applies to the **Heading** as amended by any **Saleroom notice**.

(e) The **authenticity warranty** does not apply where scholarship has developed since the auction leading to a change in generally accepted opinion. Further, it does not apply if the **Heading** either matched the generally accepted opinion of experts at the date of the auction or drew attention to any conflict of opinion.

(f) The **authenticity warranty** does not apply if the **lot** can only be shown not to be **authentic** by a scientific process which, on the date we published the catalogue, was not available or generally accepted for use, or which was unreasonably expensive or impractical, or which was likely to have damaged
the **lot**.

(g) The benefit of the **authenticity warranty** is only available to the original buyer shown on the invoice for the **lot** issued at the time of the sale and only if on the date of the notice of claim, the original buyer is the full owner of the **lot** and the **lot** is free from any claim, interest or restriction by anyone else. The benefit of this **authenticity warranty** may not be transferred to anyone else.

(h) In order to claim under the **authenticity warranty** you must:

    (i) give us written notice of your claim within 5 years of the date of the auction. We may require full details and supporting evidence of any such claim;

(ii) at Christie's option, we may require you to provide the written opinions of two recognised experts in the field of the **lot** mutually agreed by you and us in advance confirming that the **lot** is not **authentic**. If we have any doubts, we **reserve** the right to obtain additional opinions at our expense; and

(iii) return the **lot** at your expense to the saleroom from which you bought it in the **condition** it was in at the time of sale.

(i) Your only right under this **authenticity warranty** is to cancel the sale and receive a refund of the **purchase price** paid by you to us. We will not, under any circumstances, be required to pay you more than the **purchase price** nor will we be liable for any loss of profits or business, loss of opportunity or value, expected savings or interest, costs, damages, **other damages** or expenses.

(j) **Books**. Where the **lot** is a book, we give an additional **warranty** for 21 days from the date of the auction that any **lot** is defective in text or illustration, we will refund your **purchase price**, subject to the following terms:

(a) This additional **warranty** does not apply to:

(i) the absence of blanks, half titles, tissue guards or advertisements, damage in respect of bindings, stains, spotting, marginal tears or other defects not affecting completeness of the text or illustration;

(ii) drawings, autographs, letters or manuscripts, signed photographs, music, atlases, maps or periodicals;

(iii) books not identified by title;

(iv) **lot**s sold without a printed **estimate**;

(v) books which are described in the catalogue as sold not subject to return; or

(vi) defects stated in any **condition** report or announced at the time of sale.

(b) To make a claim under this paragraph you must give written details of the defect and return the **lot** to the sale room at which you bought it in the same **condition** as at the time of sale, within 21 days of the date of the sale.

(k) **South East Asian Modern and Contemporary Art and Chinese Calligraphy and Painting**.

In these categories, the **authenticity warranty** does not apply because current scholarship does not permit the making of definitive statements. Christie's does, however, agree to cancel a sale in either of these two categories of art where it has been proven the **lot** is a forgery. Christie's will refund to the original buyer the **purchase price** in accordance with the terms of Christie's **Authenticity warranty**, provided that the original buyer notifies us with full supporting evidence documenting the forgery claim within twelve (12) months of the date of the auction. Such evidence must be satisfactory to us that the property is a forgery in accordance with paragraph E2(h)(ii) above and the property must be returned to us in accordance with E2h(iii) above. Paragraphs E2(b), (c), (d), (e), (f) and (g) and (i) also apply to a claim under these categories.

(l) **Chinese, Japanese and Korean artefacts (excluding Chinese, Japanese and Korean calligraphy, paintings, prints, drawings and jewellery).**

In these categories, paragraph E2 (b) – (e) above shall be amended so that where no maker or artist is identified, the **authenticity warranty** is given not only for the **Heading** but also for information regarding date or period shown in **UPPERCASE type** in the second line of the **catalogue description** (the "**Subheading**"). Accordingly, all references to the **Heading** in paragraph E2 (b) – (e) above shall be read as references to both the **Heading** and the **Subheading**.

3 • NO IMPLIED WARRANTIES

EXCEPT AS SET FORTH IN PARAGRAPHS E1 AND E2 ABOVE, NEITHER THE SELLER NOR THE CHRISTIE'S GROUP MAKE ANY OTHER WARRANTY, EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THE LOT, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, EACH OF WHICH IS SPECIFICALLY DISCLAIMED.

4 • YOUR WARRANTIES

(a) You warrant that the funds used for settlement are not connected with any criminal activity, including tax evasion, and you are neither under investigation, nor have you been charged with or convicted of money laundering, terrorist activities or other crimes.

(b) Where you are bidding on behalf of another person, you warrant that:

(i) you have conducted appropriate customer due diligence on the ultimate buyer(s) of the **lot**(s) in accordance with all applicable anti-money laundering and sanctions laws, consent to us relying on this due diligence, and you will retain for a period of not less than 5 years the documentation evidencing the due diligence. You will make such documentation promptly available for immediate inspection by an independent third-party auditor upon our written request to do so;

(ii) the arrangements between you and the ultimate buyer(s) in relation to the **lot** or otherwise do not, in whole or in part, facilitate tax crimes;

(iii) you do not know, and have no reason to suspect, that the funds used for settlement are connected with, the proceeds of any criminal activity, including tax evasion, or that the ultimate buyer(s) are under investigation, or have been charged with or convicted of money laundering, terrorist activities or other crimes.

F • PAYMENT

1 • HOW TO PAY

(a) Immediately following the auction, you must pay the **purchase price** being:

(i) the **hammer price**; and

(ii) the **buyer's premium**; and

(iii) any applicable duties, goods, sales, use, compensating or service tax, or VAT.

Payment is due no later than by the end of the 7th calendar day following the date of the auction (the "**due date**").

(b) We will only accept payment from the registered bidder. Once issued, we cannot change the buyer's name on an invoice or re-issue the invoice in a different name. You must pay immediately even if you want to export the **lot** and you need an export licence.

(c) You must pay for **lot**s bought at Christie's in the United States in the currency stated on the invoice in one of the following ways:

(i) **Wire transfer**

JP Morgan Chase Bank, N.A.,
270 Park Avenue, New York, NY 10017;
ABA# 021000021; FBO: Christie's Inc.;
Account # 957-107978,
for international transfers, SWIFT: CHASUS33.

(ii) **Credit Card**

We accept Visa, MasterCard, American Express and China Union Pay. Credit card payments at the New York premises will only be accepted for New York sales. Christie's will not accept credit card payments for purchases in any other sale site.

(iii) **Cash**

We accept cash payments (including money orders and traveller's checks) subject to a maximum global aggregate of US$7,500 per buyer.

(iv) **Bank Checks**

You must make these payable to Christie's Inc. and there may be conditions. Once we have deposited your check, property cannot be released until five business days have passed.

(v) **Checks**

You must make checks payable to Christie's Inc. and they must be drawn from US dollar accounts from a US bank.

(d) You must quote the sale number, your invoice number and client number when making a payment. All payments sent by post must be sent to:
Christie's Inc. Post-Sale Services,
20 Rockefeller Center, New York, NY 10020.

(e) For more information please contact our Post-Sale Services by phone at +1 212 636 2650 or fax at +1 212 636 4939 or email PostSaleUS@christies.com.

2 • TRANSFERRING OWNERSHIP TO YOU

You will not own the **lot** and ownership of the **lot** will not pass to you until we have received full and clear payment of the **purchase price**, even in circumstances where we have released the **lot** to you.

3 • TRANSFERRING RISK TO YOU

The risk in and responsibility for the **lot** will transfer to you from whichever is the earlier of the following:

(a) When you collect the **lot**; or

(b) At the end of the 30th day following the date of the auction or, if earlier, the date the **lot** is taken into care by a third party warehouse as set out on the page headed 'Storage and Collection', unless we have agreed otherwise with you.

4 • WHAT HAPPENS IF YOU DO NOT PAY

(a) If you fail to pay us the **purchase price** in full by the **due date**, we will be entitled to do one or more of the following (as well as enforce our rights under paragraph F5 and any other rights or remedies we have by law):

(i) we can charge interest from the **due date** at a rate of up to 1.34% per month on the unpaid amount due;

(ii) we can cancel the sale of the **lot**. If we do this, we may sell the **lot** again, publically or privately on such terms we shall think necessary or appropriate, in which case you must pay us any shortfall between the **purchase price** and the proceeds from the resale. You must also pay all costs, expenses, losses, damages and legal fees we have to pay or may suffer and any shortfall in the seller's commission on the resale;

(iii) we can pay the seller an amount up to the net proceeds payable in respect of the amount bid by your default in which case you acknowledge and understand that Christie's will have all of the rights of the seller to pursue you for such amounts;

(iv) we can hold you legally responsible for the **purchase price** and may begin legal proceedings to recover it together with other losses, interest, legal fees and costs as far as we are allowed by law;

(v) we can take what you owe us from any amounts which we or any company in the **Christie's Group** may owe you (including any deposit or other part-payment which you have paid to us);

(vi) we can, at our option, reveal your identity and contact details to the seller;

(vii) we can reject at any future auction any bids made by or on behalf of the buyer or to obtain a deposit from the buyer before accepting any bids;

(viii) we can exercise all the rights and remedies of a person holding security over any property in our possession owned by you, whether by way of pledge, security interest or in any other way as permitted by the law of the place where such property is located. You will be deemed to have granted such security to us and we may retain such property as collateral security for your obligations to us; and

(ix) we can take any other action we see necessary or appropriate.

(b) If you owe money to us or to another **Christie's Group** company, we can use any amount you do pay, including any deposit or other part-payment you have made to us, or which we owe you, to pay off any amount you owe to us or another **Christie's Group** company for any transaction.

5 • KEEPING YOUR PROPERTY

If you owe money to us or to another **Christie's Group** company, as well as the rights set out in F4 above, we can use or deal with any of your property we hold or which is held by another **Christie's Group** company in any way we are allowed to by law. We will only release your property to you after you pay us or the relevant **Christie's Group** company in full for what you owe. However, if we choose, we can also sell your property in any way we think appropriate. We will use the proceeds of the sale against any amounts you owe us and we will pay any amount left from that sale to you. If there is a shortfall, you must pay us any difference between the amount we have received from the sale and the amount you owe us.

G • COLLECTION AND STORAGE

(a) You must collect purchased **lots** within seven days from the auction **(but note that lots will not be released to you until you have made full and clear payment of all amounts due to us)**.

(b) Information on collecting **lots** is set out on the storage and collection page and on an information sheet which you can get from the bidder registration staff or Christie's Post-Sale Services Department on +1 212 636 2650.

(c) If you do not collect any **lot** within thirty days following the auction we may, at our option

(i) charge you storage costs at the rates set out at www.christies.com/storage.

(ii) move the **lot** to another Christie's location or an affiliate or third party warehouse and charge you transport costs and administration fees for doing so and you will be subject to the third party storage warehouse's standard terms and to pay for their standard fees and costs.

(iii) sell the **lot** in any commercially reasonable way we think appropriate.

(d) The Storage conditions which can be found at www.christies.com/storage will apply.

(e) In accordance with New York law, if you have paid for the **lot** in full but you do not collect the **lot** within 180 calendar days of payment, we may charge you New York sales tax for the **lot**.

(f) Nothing in this paragraph is intended to limit our rights under paragraph F4.

H • TRANSPORT AND SHIPPING

1 • SHIPPING

We would be happy to assist in making shipping arrangements on request. You must make all transport and shipping arrangements. However, we can arrange to pack, transport, and ship your property if you ask us to and pay the costs of doing so. We recommend that you ask us for an **estimate**, especially for any large items or items of high value that need professional packing. We may also suggest other handlers, packers, transporters, or experts if you ask us to do so. For more information, please contact Christi e's Post-Sale Services at +1 212 636 2650. See the information set out at https://www.christies.com/buying-services/buying-guide/ship/ or contact us at PostSaleUS@christies.com. We will take reasonable care when we are handling, packing, transporting, and shipping a. However, if we recommend another company for any of these purposes, we are not responsible for their acts, failure to act, or neglect.

2 • EXPORT AND IMPORT

Any **lot** sold at auction may be affected by laws on exports from the country in which it is sold and the import restrictions of other countries. Many countries require a declaration of export for property leaving the country and/or an import declaration on entry of property into the country. Local laws may prevent you from importing a **lot** or may prevent you selling a **lot** in the country you import it into.

(a) You alone are responsible for getting advice about and meeting the requirements of any laws or regulations which apply to exporting or importing any **lot** prior to bidding. If you are refused a licence or there is a delay in getting one, you must still pay us in full for the **lot**. We may be able to help you apply for the appropriate licences if you ask us to and pay our fee for doing so. However, we cannot guarantee that you will get one. For more information, please contact Christie's Post-Sale Services Department at +1 212 636 2650 and PostSaleUS@christies.com.
See the information set out at https://www.christies.com/buying-services/buying-guide/ship/ or contact us at PostSaleUS@christies.com.

(b) You alone are responsible for any applicable taxes, tariffs or other government-imposed charges relating to the export or import of the **lot**. If Christie's exports or imports the **lot** on your behalf, and if Christie's pays these applicable taxes, tariffs or other government-imposed charges, you agree to refund that amount to Christie's.

(c) **Endangered and protected species**
Lots made of or including (regardless of the percentage) endangered and other protected species of wildlife are marked with the symbol ~ in the catalogue. This material includes, among other things, ivory, tortoiseshell, crocodile skin, rhinoceros horn, whalebone certain species of coral, and Brazilian rosewood. You should check the relevant customs laws and regulations before bidding on any **lot** containing wildlife material if you plan to import the **lot** into another country. Several countries refuse to allow you to import property containing these materials, and some other countries require a licence from the relevant regulatory agencies in the countries of exportation as well as importation. In some cases, the **lot** can only be shipped with an independent scientific confirmation of species and/or age, and you will need to obtain these at your own cost.

(d) **Lots containing Ivory or materials resembling ivory**
If a **lot** contains elephant ivory, or any other wildlife material that could be confused with elephant ivory (for example, mammoth ivory, walrus ivory, helmeted hornbill ivory) you may be prevented from exporting the **lot** from the US or shipping it between US States without first confirming its species by way of a rigorous scientific test acceptable to the applicable Fish and Wildlife authorities. You will buy that **lot** at your own risk and be responsible for any scientific test or other reports required for export from the USA or between US States at your own cost. We will not be obliged to cancel your purchase and refund the **purchase price** if your **lot** may not be exported, imported or shipped between US States, or it is seized for any reason by a government authority. It is your responsibility to determine and satisfy the requirements of any applicable laws or regulations

relating to interstate shipping, export or import of property containing such protected or regulated material.

(e) **Lots of Iranian origin**
Some countries prohibit or restrict the purchase, the export and/or import of Iranian-origin "works of conventional craftsmanship" (works that are not by a recognized artist and/or that have a function, (for example: carpets, bowls, ewers, tiles, ornamental boxes). For example, the USA prohibits the import and export of this type of property without a license issued by the US Department of the Treasury, Office of Foreign Assets Control. Other countries, such as Canada, only permit the import of this property in certain circumstances. As a convenience to buyers, Christie's indicates under the title of a **lot** if the **lot** originates from Iran (Persia). It is your responsibility to ensure you do not bid on or import a **lot** in contravention of the sanctions or trade embargoes that apply to you.

(f) **Gold**
Gold of less than 18ct does not qualify in all countries as 'gold' and may be refused import into those countries as 'gold'.

(g) **Watches**
Many of the watches offered for sale in this catalogue are pictured with straps made of endangered or protected animal materials such as alligator or crocodile. These **lot**s are marked with the symbol Ψ in the catalogue. These endangered species straps are shown for display purposes only and are not for sale. Christie's will remove and retain the strap prior to shipment from the sale site. At some sale sites, Christie's may, at its discretion, make the displayed endangered species strap available to the buyer of the **lot** free of charge if collected in person from the sale site within 1 year of the date of the auction. Please check with the department for details on a particular **lot**.

For all symbols and other markings referred to in paragraph H2, please note that **lot**s are marked as a convenience to you, but we do not accept liability for errors or for failing to mark **lot**s.

I • OUR LIABILITY TO YOU

(a) We give no **warranty** in relation to any statement made, or information given, by us or our representatives or employees, about any **lot** other than as set out in the **authenticity warranty** and, as far as we are allowed by law, all warranties and other terms which may be added to this agreement by law are excluded. The seller's warranties contained in paragraph E1 are their own and we do not have any liability to you in relation to those warranties.

(b) (i) We are not responsible to you for any reason (whether for breaking this agreement or any other matter relating to your purchase of, or bid for, any **lot**) other than in the event of fraud or fraudulent misrepresentation by us or other than as expressly set out in these conditions of sale; or (ii) give any representation, **warranty** or guarantee or assume any liability of any kind in respect of any **lot** with regard to merchantability, fitness for a particular purpose, description, size, quality, **condition**, attribution, **authentic**ity, rarity, importance, medium, **provenance**, exhibition history, literature, or historical relevance. Except as required by local law, any **warranty** of any kind is excluded by this paragraph.

(c) In particular, please be aware that our written and telephone bidding services, Christie's LIVE™, **condition** reports, currency converter and saleroom video screens are free services and we are not responsible to you for any error (human or otherwise), omission or breakdown in these services.

(d) We have no responsibility to any person other than a buyer in connection with the purchase of any **lot**.

(e) If, in spite of the terms in paragraphs I(a) to (d) or E2(i) above, we are found to be liable to you for any reason, we shall not have to pay more than the **purchase price** paid by you to us. We will not be responsible to you for any reason for loss of profits or business, loss of opportunity or value, expected savings or interest, costs, damages, or expenses.

J • OTHER TERMS

1 • OUR ABILITY TO CANCEL

In addition to the other rights of cancellation contained in this agreement, we can cancel a sale of a **lot** if: (i) any of your warranties in paragraph E3 are not correct; (ii) we reasonably believe that completing the transaction is, or may be, unlawful; or (iii) we reasonably believe that the sale places us or the seller under any liability to anyone else or may damage our reputation.

2 • RECORDINGS

We may videotape and record proceedings at any auction. We will keep any personal information confidential, except to the extent disclosure is required by law. However, we may, through this process, use or share these recordings with another **Christie's Group** company and marketing partners to analyse our customers and to help us to tailor our services for buyers. If you do not want to be videotaped, you may make arrangements to make a telephone or written bid or bid on Christie's LIVE™ instead. Unless we agree otherwise in writing, you may not videotape or record proceedings at any auction.

3 • COPYRIGHT

We own the copyright in all images, illustrations and written material produced by or for us relating to a **lot** (including the contents of our catalogues unless otherwise noted in the catalogue). You cannot use them without our prior written permission. We do not offer any guarantee that you will gain any copyright or other reproduction rights to the **lot**.

4 • ENFORCING THIS AGREEMENT

If a court finds that any part of this agreement is not valid or is illegal or impossible to enforce, that part of the agreement will be treated as being deleted and the rest of this agreement will not be affected.

5 • TRANSFERRING YOUR RIGHTS AND RESPONSIBILITIES

You may not grant a security over or transfer your rights or responsibilities under these terms on the contract of sale with the buyer unless we have given our written permission. This agreement will be binding on your successors or estate and anyone who takes over your rights and responsibilities.

6 • TRANSLATIONS

If we have provided a translation of this agreement, we will use this original version in deciding any issues or disputes which arise under this agreement.

7 • PERSONAL INFORMATION

We will hold and process your personal information and may pass it to another **Christie's Group** company for use as described in, and in line with, our privacy notice at www.christies.com/about-us/contact/privacy and if you are a resident of California you can see a copy of our California Consumer Privacy Act statement at https://www.christies.com/about-us/contact/ccpa.

8 • WAIVER

No failure or delay to exercise any right or remedy provided under these Conditions of Sale shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

9 • LAW AND DISPUTES

This agreement, and any non-contractual obligations arising out of or in connection with this agreement, or any other rights you may have relating to the purchase of a **lot** will be governed by the laws of New York. Before we or you start any court proceedings (except in the limited circumstances where the dispute, controversy or claim is related to proceedings brought by someone else and this dispute could be

joined to those proceedings), we agree we will each try to settle the dispute by mediation submitted to JAMS, or its successor, for mediation in New York. If the Dispute is not settled by mediation within 60 days from the date when mediation is initiated, then the Dispute shall be submitted to JAMS, or its successor, for final and binding arbitration in accordance with its Comprehensive Arbitration Rules and Procedures or, if the Dispute involves a non-U.S. party, the JAMS International Arbitration Rules. The seat of the arbitration shall be New York and the arbitration shall be conducted by one arbitrator, who shall be appointed within 30 days after the initiation of the arbitration. The language used in the arbitral proceedings shall be English. The arbitrator shall order the production of documents only upon a showing that such documents are relevant and material to the outcome of the Dispute. The arbitration shall be confidential, except to the extent necessary to enforce a judgment or where disclosure is required by law. The arbitration award shall be final and binding on all parties involved. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets. This arbitration and any proceedings conducted hereunder shall be governed by Title 9 (Arbitration) of the United States Code and by the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards of June 10, 1958.

10 • REPORTING ON WWW.CHRISTIES.COM

Details of all **lot**s sold by us, including **catalogue description**s and prices, may be reported on www.christies.com. Sales totals are **hammer price** plus **buyer's premium** and do not reflect costs, financing fees, or application of buyer's or seller's credits. We regret that we cannot agree to requests to remove these details from www.christies.com.

K • GLOSSARY

auctioneer: the individual auctioneer and/or Christie's.

authentic: a genuine example, rather than a copy or forgery of:

(i) the work of a particular artist, author or manufacturer, if the **lot** is described in the **Heading** as the work of that artist, author or manufacturer;

(ii) a work created within a particular period or culture, if the **lot** is described in the **Heading** as a work created during that period or culture;

(iii) a work for a particular origin source if the **lot** is described in the **Heading** as being of that origin or source; or

(iv) in the case of gems, a work which is made of a particular material, if the **lot** is described in the **Heading** as being made of that material.

authenticity warranty: the guarantee we give in this agreement that a **lot** is **authentic** as set out in paragraph E2 of this agreement.

buyer's premium: the charge the buyer pays us along with the **hammer price**.

catalogue description: the description of a **lot** in the catalogue for the auction, as amended by any **saleroom notice**.

Christie's Group: Christie's International Plc, its subsidiaries and other companies within its corporate group.

condition: the physical condition of a **lot**.

due date: has the meaning given to it paragraph F1(a).

estimate: the price range included in the catalogue or any **saleroom notice** within which we believe a **lot** may sell. Low **estimate** means the lower figure in the range and high **estimate** means the higher figure. The mid **estimate** is the midpoint between the two.

hammer price: the amount of the highest bid the **auctioneer** accepts for the sale of a **lot**.

Heading: has the meaning given to it in paragraph E2.

lot: an item to be offered at auction (or two or more items to be offered at auction as a group).

other damages: any special, consequential, incidental or indirect damages of any kind or any damages which fall within the meaning of 'special', 'incidental' or 'consequential' under local law.

purchase price: has the meaning given to it in paragraph F1(a).

provenance: the ownership history of a **lot**.

qualified: has the meaning given to it in paragraph E2 and **Qualified Heading**s means the paragraph headed **Qualified Heading**s on the page of the catalogue headed 'Important Notices and Explanation of Cataloguing Practice'.

reserve: the confidential amount below which we will not sell a **lot**.

saleroom notice: a written notice posted next to the **lot** in the saleroom and on www.christies.com, which is also read to prospective telephone bidders and notified to clients who have left commission bids, or an announcement made by the **auctioneer** either at the beginning of the sale, or before a particular **lot** is auctioned.

subheading: has the meaning given to it in paragraph E2.

UPPER CASE type: means having all capital letters.

warranty: a statement or representation in which the person making it guarantees that the facts set out in it are correct.

SYMBOLS USED IN THIS CATALOGUE

The meaning of words coloured in **bold** in this section can be found at the end of the section of the catalogue headed 'Conditions of Sale'.

° Christie's has a direct financial interest in the **lot**. See Important Notices and Explanation of Cataloguing Practice.

Δ Owned by Christie's or another **Christie's Group** company in whole or part. See Important Notices and Explanation of Cataloguing Practice.

◆ Christie's has a direct financial interest in the **lot** and has funded all or part of our interest with the help of someone else. See Important Notices and Explanation of Cataloguing Practice.

¤ Bidding by parties with an interest.

• **Lot** offered without **reserve** which will be sold to the highest bidder regardless of the pre-sale **estimate** in the catalogue.

~ **Lot** incorporates material from endangered species which could result in export restrictions. See Section H2(b) of the Conditions of Sale • Buying at Christie's.

■ See Storage and Collection Page.

Ψ **Lot** incorporates material from endangered species that is not for sale and is shown for display purposes only. See Paragraph H2(g) of the Conditions of Sale.

Please note that **lots** are marked as a convenience to you and we shall not be liable for any errors in, or failure to, mark a **lot**.

IMPORTANT NOTICES AND EXPLANATION OF CATALOGUING PRACTICE

IMPORTANT NOTICES

Δ Property Owned in part or in full by Christie's

From time to time, Christie's may offer a **lot** which it owns in whole or in part. Such property is identified in the catalogue with the symbol Δ next to its **lot** number. Where Christie's has an ownership or financial interest in every **lot** in the catalogue, Christie's will not designate each **lot** with a symbol, but will state its interest in the front of the catalogue.

º Minimum Price Guarantees:

On occasion, Christie's has a direct financial interest in the outcome of the sale of certain **lot**s consigned for sale. This will usually be where it has guaranteed to the Seller that whatever the outcome of the auction, the Seller will receive a minimum sale price for the work. This is known as a minimum price guarantee. Where Christie's holds such financial interest we identify such **lot**s with the symbol º next to the **lot** number.

º ◆ Third Party Guarantees/Irrevocable bids

Where Christie's has provided a Minimum Price Guarantee it is at risk of making a loss, which can be significant, if the **lot** fails to sell. Christie's sometimes chooses to share that risk with a third party who agrees prior to the auction to place an irrevocable written bid on the **lot**. If there are no other higher bids, the third party commits to buy the **lot** at the level of their irrevocable written bid. In doing so, the third party takes on all or part of the risk of the **lot** not being sold. **Lot**s which are subject to a third party guarantee arrangement are identified in the catalogue with the symbol º ◆.

In most cases, Christie's compensates the third party in exchange for accepting this risk. Where the third party is the successful bidder, the third party's remuneration is based on a fixed financing fee. If the third party is not the successful bidder, the remuneration may either be based on a fixed fee or an amount calculated against the final **hammer price**. The third party may continue to bid for the **lot** above the irrevocable written bid. Where the third party is the successful bidder, Christie's will report the **purchase price** net of the fixed financing fee.

Third party guarantors are required by us to disclose to anyone they are advising their financial interest in any **lot**s they are guaranteeing. However, for the avoidance of any doubt, if you are advised by or bidding through an agent on a **lot** identified as being subject to a third party guarantee you should always ask your agent to confirm whether or not he or she has a financial interest in relation to the **lot**.

¤ Bidding by interested parties

When a party with a direct or indirect interest in the **lot** who may have knowledge of the **lot**'s **reserve** or other material information may be bidding on the **lot**, we will mark the **lot** with this symbol ¤. This interest can include beneficiaries of an estate that consigned the **lot** or a joint owner of a **lot**. Any interested party that successfully bids on a **lot** must comply with Christie's Conditions of Sale, including paying the **lot**'s full **Buyer's premium** plus applicable taxes.

Post-catalogue notifications

In certain instances, after the catalogue has been published, Christie's may enter into an arrangement or become aware of bidding that would have required a catalogue symbol. In those instances, a pre-sale or pre-**lot** announcement will be made.

Other Arrangements

Christie's may enter into other arrangements not involving bids. These include arrangements where

Christie's has made loans or advanced money to consignors or prospective purchasers or where Christie's has shared the risk of a guarantee with a partner without the partner being required to place an irrevocable written bid or otherwise participating in the bidding on the **lot**. Because such arrangements are unrelated to the bidding process they are not marked with a symbol in the catalogue.

EXPLANATION OF CATALOGUING PRACTICE

Terms used in a catalogue or **lot** description have the meanings ascribed to them below. Please note that all statements in a catalogue or **lot** description as to authorship are made subject to the provisions of the Conditions of Sale, including the **authenticity warranty**. Our use of these expressions does not take account of the **condition** of the **lot** or of the extent of any restoration. Written **condition** reports are usually available on request.

A term and its definition listed under '**Qualified Headings**' is a **qualified** statement as to authorship. While the use of this term is based upon careful study and represents the opinion of specialists, Christie's and the consignor assume no risk, liability and responsibility for the **authenticity** of authorship of any **lot** in this catalogue described by this term, and the **authenticity warranty** shall not be available with respect to **lots** described using this term.

PICTURES, DRAWINGS, PRINTS AND MINIATURES

Name(s) or Recognised Designation of an artist without any qualification: in Christie's opinion a work by the artist.

QUALIFIED HEADINGS

"Attributed to ...": in Christie's **qualified** opinion probably a work by the artist in whole or in part.

"Studio of ..."/"Workshop of ...": in Christie's **qualified** opinion a work executed in the studio or workshop of the artist, possibly under his supervision.

"Circle of ...": in Christie's **qualified** opinion a work of the period of the artist and showing his influence.

"Follower of... ": in Christie's **qualified** opinion a work executed in the artist's style but not necessarily by a pupil.

"Manner of... ": in Christie's **qualified** opinion a work executed in the artist's style but of a later date.

"After ...": in Christie's **qualified** opinion a copy (of any date) of a work of the artist.

"Signed ..."/"Dated ..."/ "Inscribed ...": in Christie's **qualified** opinion the work has been signed/dated/inscribed by the artist.

"With signature ..."/"With date ..."/ "With inscription ...": in Christie's **qualified** opinion the signature/date/inscription appears to be by a hand other than that of the artist.

The date given for Old Master, Modern and Contemporary Prints is the date (or approximate date when prefixed with 'circa') on which the matrix was worked and not necessarily the date when the impression was printed or published.

CHINESE CERAMICS AND WORKS OF ART

When a piece is, in Christie's opinion, of a certain period, reign or dynasty, its attribution appears in uppercase letters directly below the **Heading** of the description of the **lot**.

e.g. A BLUE AND WHITE BOWL

18TH CENTURY

If the date, period or reign mark mentioned in uppercase letters after the bold type first line states that the mark is of the period, then in Christie's opinion, the piece is of the date, period or reign of the mark.

e.g. A BLUE AND WHITE BOWL

KANGXI SIX-CHARACTER MARK IN UNDERGLAZE BLUE AND OF THE PERIOD (1662-1722)

If no date, period or reign mark is mentioned in uppercase letters after the bold description, in Christie's opinion it is of uncertain date or late manufacture.

e.g. A BLUE AND WHITE BOWL

QUALIFIED HEADINGS

When a piece is, in Christie's opinion, not of the period to which it would normally be attributed on stylistic grounds, this will be incorporated into the first line or the body of the text of the description.

e.g. A BLUE AND WHITE MING-STYLE BOWL; or

The Ming-style bowl is decorated with lotus scrolls...

In Christie's **qualified** opinion this object most probably dates from Kangxi period but there remains the possibility that it may be dated differently.

e.g. KANGXI SIX-CHARACTER MARK IN UNDERGLAZE BLUE AND PROBABLY OF THE PERIOD

In Christie's **qualified** opinion, this object could be dated to the Kangxi period but there is a strong element of doubt.

e.g. KANGXI SIX-CHARACTER MARK IN UNDERGLAZE BLUE AND POSSIBLY OF THE PERIOD

JEWELLERY

"Boucheron": when maker's name appears in the title, in Christie's opinion it is by that maker.

"Mount by Boucheron": in Christie's opinion the setting has been created by the jeweller using stones originally supplied by the jeweller's client.

QUALIFIED HEADINGS

"Signed Boucheron / Signature Boucheron": in Christie's **qualified** opinion has a signature by the jeweller.

"With maker's mark for Boucheron": in Christie's **qualified** opinion has a mark denoting the maker.

Periods

Art Nouveau 1895-1910

Belle Epoque 1895-1914

Art Deco 1915-1935

Retro 1940s

FABERGÉ

QUALIFIED HEADINGS

"Marked Fabergé, Workmaster ...": in Christie's **qualified** opinion a work of the master's workshop inscribed with his name or initials and his workmaster's initials.

"By Fabergé ...": in Christie's **qualified** opinion, a work of the master's workshop, but without his mark.

"In the style of ...": in Christie's **qualified** opinion a work of the period of the master and closely related to

his style.

"Bearing marks ...": in Christie's **qualified** opinion not a work of the master's workshop and bearing later marks.

HANDBAGS

Condition Reports

The condition of **lots** sold in our auctions can vary widely due to factors such as age, previous damage, restoration, repair and wear and tear. **Condition** reports and grades are provided free of charge as a courtesy and convenience to our buyers and are for guidance only. They offer our honest opinion but they may not refer to all faults, restoration, alteration or adaptation. They are not an alternative to examining a **lot** in person or taking your own professional advice. **Lots** are sold "as is," in the condition they are in at the time of the sale, without any representation or **warranty** as to **condition** by Christie's or by the seller.

Grades in Condition Reports

We provide a general, numeric condition grade to help with overall condition guidance. Please review the specific condition report and extra images for each **lot** before bidding.

Grade 1: this item exhibits no signs of use or wear and could be considered as new. There are no flaws. Original packaging and protective plastic are likely intact as noted in the **lot** description.

Grade 2: this item exhibits minor flaws and could be considered nearly brand new. It may never have been used, or may have been used a few times. There are only minor condition notes, which can be found in the specific condition report.

Grade 3: this item exhibits visible signs of use. Any signs of use or wear are minor. This item is in good condition.

Grade 4: this item exhibits wear from frequent use. This item either has light overall wear or small areas of heavy wear. The item is considered to be in fair condition.

Grade 5: this item exhibits normal wear and tear from regular or heavy use. The item is in good, usable condition but it does have condition notes.

Grade 6: this item is damaged and requires repair. It is considered in fair condition.

Any reference to condition in a catalogue entry will not amount to a full description of condition, and images may not show the condition of a **lot** clearly. Colours and shades may look different in print or on screen to how they look in real life. It is your responsibility to ensure that you have received and considered any condition report and grading.

References to "HARDWARE"

Where used in this catalogue the term "hardware" refers to the metallic parts of the bag, such as the buckle hardware, base studs, lock and keys and /or strap, which are plated with a coloured finish (e.g. gold, silver, palladium). The terms "Gold Hardware", "Silver Hardware", "Palladium Hardware" etc. refer to the tone or colour of the hardware and not the actual material used. If the bag incorporates solid metal hardware this will be referenced in the **lot** description.

POST 1950 FURNITURE

All items of post-1950 furniture included in this sale are items either not originally supplied for use in a private home or sold as collector's items. These items may not comply with the provisions of the Furniture and Furnishings (Fire) (Safety) Regulations 1988 (as amended in 1989, 1993 and 2010, the "Regulations"). Accordingly, these items should not be used as furniture in your home in their current condition. If you do intend to use such items for this purpose, you must first ensure that they are

reupholstered, restuffed and/or recovered (as appropriate) in order that they comply with the provisions of the Regulations.

APPENDIX A

ADDITIONAL CONDITIONS OF SALE – NON-FUNGIBLE TOKENS

A. THE SELLER

1. For the purposes of an **NFT** auction, the **seller** is the party who owns the **lot** at the time the sale is completed. In most circumstances, the **seller's** identity will not be disclosed by **Christie's**. **Christie's** will be selling that **lot** as the agent of the **seller**. This means that **Christie's** is providing services to the **seller** to help them sell their **lot** and that **Christie's** is concluding the contract for the sale of the **lot** on behalf of the **seller**.

2. When **Christie's** is the agent of the **seller**, the contract of sale which is created by any successful bid for a **lot** will be directly between you and the **seller**, and not between you and **Christie's**. Even though the sale is by **Christie's** on behalf of the **seller**, **Christie's** gives certain undertakings to you directly. These are further described below in these **Conditions of Sale**.

B. BEFORE THE SALE

1. Description of lots

(a) Certain words used in the **Sale Particulars** to describe a **lot** have special meanings. You can find details of these in the "Important Notices and Explanation of Cataloguing Practice" which forms part of these **Conditions of Sale** in paragraph K. You can find a key to symbols used in the **Sale Particulars** under the headings "VAT Symbols, Explanation and Refunds" in paragraph I and "Symbols" in paragraph J.

(b) Our description of a **lot** may specify certain information, including: the **smart contract** address; the NFT Token ID: the **blockchain** on which the **NFT** is stored; the server or network on which the **digital asset** is stored; and the **NFT metadata**. You should review and confirm this information. We do not carry out any in-depth technical analysis of this information nor do we warrant its accuracy or completeness.

(c) Our description of any **lot** and any other statement made by us (whether orally or in writing) about any **lot**, including about its nature or **condition**, **provenance**, technical details, **NFT metadata**, security or integrity are our opinion and not to be relied on as a statement of fact. We do not carry out any in-depth technical analysis of any **lot** nor do we warrant its accuracy or completeness.

(d) Our description of any **digital asset**, and any other statement made by us (whether orally or in writing) about any **digital asset** including about its nature or **condition**, **artist**, **provenance**, technical details, security or integrity are our opinion and not to be relied on as a statement of fact. We do not carry out any in-depth technical analysis of any **digital asset** nor do we warrant its accuracy or completeness.

2. Our responsibility for our description of lots

Lots are sold "as is" and we do not provide any guarantee in relation to the nature of a **lot**, and the fact that a **lot** may be stored on a **blockchain** should also not be interpreted as, or deemed to be, any guarantee.

3. Estimates

Estimates are based on the scarcity, quality and **provenance** of the **lot**, on whether the **NFT** includes any **ongoing NFT payments** to any party including the **seller**, and on prices recently paid at auction for similar property. **Estimates** can change. Neither you, nor anyone else, may

rely on any **estimate** as a prediction or guarantee of the actual selling price of a **lot** or its value for any other purposes. **Estimates** do not include any **buyer's premium** or any applicable taxes or charges.

C. REGISTERING TO BID

1. Digital Wallet Requirements

Certain auctions may require that if you bid in a cryptocurrency approved by Christie's, you have a digital wallet with a provider that we specify. If you do not have such a digital wallet, we may refuse to register you to bid or permit your participation in the sale and if you make a successful bid, we will have the right, in our sole discretion, to cancel the contract for sale between you and the seller.

D. CHARGES TO YOU - TAXES, ONGOING NFT PAYMENTS

1. Taxes

For the sale of each **lot**, Christie's will determine whether any applicable tax may be required to be collected from the successful bidder in accordance with applicable law, including without limitation any sales or compensating use tax or their equivalent. Depending upon applicable law, an **NFT** will generally be deemed to be delivered to the successful bidder at the location of their tax domicile or, to the extent it can be determined, the location of the **digital asset**, unless otherwise agreed by **Christie's**, with the resulting tax (if any) determined by the applicable tax rates and rules in that jurisdiction.

If you are the successful bidder, you are responsible for all applicable tax including any VAT, sales or compensating use tax or equivalent tax wherever such taxes may arise on the **hammer price** and the **buyer's premium**. VAT charges and refunds depend on your particular circumstances. It is your responsibility to ascertain and pay all taxes due. VAT is payable on the **buyer's premium** and, for some **lots**, VAT is payable on the **hammer price**. Further information can be found in the 'VAT Symbols, Explanation and Refunds' section at paragraph I.

The successful bidder is responsible for any applicable taxes including any sales or use tax or equivalent tax wherever such taxes may arise on the **hammer price,** the **buyer's premium,** and/or any other charges related to the **lot**. In addition, in the event that your payment is made in cryptocurrency, you will be responsible for any income or other tax arising from your disposition of such cryptocurrency.

If **Christie's** delivers the **lot** to an agent in New York that you have hired, New York law considers the **lot** delivered to the successful bidder in New York and New York sales tax must be imposed regardless of your tax domicile. In this circumstance, New York sales tax will apply to the lot even if **Christie's** subsequently delivers the **lot** to a successful bidder with a tax domicile outside of New York.

Successful bidders claiming an exemption from sales tax must provide appropriate documentation to **Christie's** prior to the release of the **lot** or within 90 days after the sale, whichever is earlier. For deliveries to buyers in those US states for which **Christie's** is not required to collect sales tax, a successful bidder may have a use or similar tax obligation. **Christie's** recommends you consult your own independent tax advisor with any questions.

2. Ongoing NFT Payments

You alone are responsible for determining whether there are any **ongoing NFT payments**, including any automated fees, commissions or royalties, in the **NFT smart contract**, which may be due by you to the **seller** or other third party upon a subsequent transfer of the **lot** by you to a third party, and by purchasers of the **NFT** going forward. **Christie's** is not responsible to you for any reason in connection with any **ongoing NFT payments**, including for making any disclosures

to you in connection therewith. **Ongoing NFT payments** that are triggered by the sale itself are deducted from the **proceeds of sale**.

E. WARRANTIES AND LIMITATIONS OF LIABILITY

1. Seller's Warranties

(a) For each **lot**, the **seller** gives a **warranty** that the **seller**:

(i) is the owner of the **lot** or a joint owner of the **lot** acting with the permission of the other co-owners or, if the **seller** is not the owner or joint-owner of the **lot**, has the permission of the owner to sell the **lot**, or the right to do so in law;

(ii) has the right to transfer ownership of the **lot** to you without any restrictions or claims by anyone else, subject to any **ongoing NFT payment** that may be included in the **NFT**;

(b) If any of the above **warranties** are incorrect, the **seller** shall not have to pay more than the **purchase price** (as described in paragraph F1(b) below) paid by you to us. The **seller** will not be responsible to you for any reason for loss of profits or business, expected savings, loss of opportunity or interest, costs, **other damages** or expenses. The **seller** gives no **warranty** in relation to any **lot** other than as set out above and, as far as the **seller** is allowed by law, all **warranties** from the **seller** to you, and all other obligations upon the **seller** which may be added to these **Conditions of Sale** by law, are excluded.

2. Your Warranties

(a) You **warrant** that the funds used for settlement are not connected with any criminal activity, including tax evasion, and you are neither under investigation, nor have you been charged with or convicted of money laundering, terrorist activities or other crimes.

(b) where you are bidding on behalf of another person, you warrant that:

(i) you have conducted appropriate customer due diligence on the ultimate buyer(s) of the **lot(s)** in accordance with all applicable anti-money laundering and sanctions laws, consent to us relying on this due diligence, and you will retain for a period of not less than 5 years the documentation evidencing the due diligence. You will make such documentation promptly available for immediate inspection by an independent third-party auditor upon our written request to do so;

(ii) the arrangements between you and the ultimate buyer(s) in relation to the **lot** or otherwise do not, in whole or in part, facilitate tax crimes;

(iii) you do not know, and have no reason to suspect, that the funds used for settlement are connected with, the proceeds of any criminal activity, including tax evasion, or that the ultimate buyer(s) are under investigation, or have been charged with or convicted of money laundering, terrorist activities or other crimes.

3. Disclaimer of Warranties and Limitation of Liability

(a) EXCEPT AS SET FORTH IN PARAGRAPH E1, THE SELLER MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THE LOT OR THE DIGITAL ASSET, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, EACH OF WHICH IS SPECIFICALLY DISCLAIMED. THE CHRISTIE'S GROUP MAKES NO WARRANTY, EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THE LOT, THE DIGITAL ASSET, INCLUDING ANY WARRANTIES WITH RESPECT TO TITLE, NON-INFRINGEMENT, TECHNICAL

OPERATION OR PERFORMANCE, DESCRIPTION, SIZE, QUALITY (INCLUDING A DIGITAL ASSET'S DIGITAL DISPLAY), CONDITION, ATTRIBUTION, AUTHENTICITY, SCARCITY, IMPORTANCE, MEDIUM, PROVENANCE, EXHIBITION HISTORY, OR ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, EACH OF WHICH IS SPECIFICALLY DISCLAIMED. EXCEPT AS SET FORTH IN PARAGRAPH E1, EACH LOT AND DIGITAL ASSET IS PROVIDED ON AN "AS IS" AND "AS AVAILABLE" BASIS WITHOUT WARRANTIES OF ANY KIND. EXCEPT AS SET FORTH IN PARAGRAPH E1 AND AS IS REQUIRED BY LOCAL LAW, ANY WARRANTY OF ANY KIND IS EXCLUDED BY THIS PARAGRAPH.

(b) We are not responsible to you for any reason (whether for breaching these **Conditions of Sale** or any other matter relating to your purchase of, or bid for, any **lot**) other than in the event of fraud or fraudulent misrepresentation by us or other than as expressly set out in these **Conditions of Sale**.

(c) We are not responsible to you for any reason to give any representation, **warranty**, or guarantee, or assume any liability of any kind in respect of any **lot** or **digital asset**. We cannot and do not represent, warrant, or guarantee that: (i) any **lot** or **digital asset** is error-free, meets your requirements, or that errors or defects in the **lot** or **digital asset** can or will be corrected; or (ii) the **lot** or the delivery mechanism for the **lot** is free of viruses or other harmful components. We cannot and do not represent, warrant, or guarantee the persistence, security, stability, integrity or continued existence of any **digital asset**.

(d) We have no responsibility to any person other than a buyer in connection with the purchase of any **lot**.

(e) If we are found to be liable to you for any reason, we shall not have to pay more than the **buyer's premium** on the lot paid by you to us. We will not be responsible to you for any reason for any **other damages** or expenses.

(f) **TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW: IN NO EVENT WILL CHRISTIE'S OR ANY CHRISTIE'S GROUP COMPANY BE LIABLE FOR (I) ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES OF ANY KIND (INCLUDING, BUT NOT LIMITED TO, WHERE RELATED TO LOSS OF REVENUE, INCOME OR PROFITS, LOSS OF USE OR DATA, OR DAMAGES FOR BUSINESS INTERRUPTION); (II) ANY DAMAGES ARISING FROM FAILURE TO TRANSFER THE LOT DUE TO SELLER OR BUYER ERROR SUCH AS FORGOTTEN PASSWORDS, MISTYPED ADDRESSES OR INCORRECTLY CONSTRUCTED TRANSACTIONS, INCORRECTLY PROGRAMMED NFTS, MINING ATTACKS, CYBERSECURITY ATTACKS, WEAKNESSES IN CHRISTIE'S SECURITY, BLOCKCHAIN MALFUNCTIONS OR OTHER TECHNICAL ERRORS, TELECOMMUNICATIONS FAILURE, UNFAVOURABLE REGULATORY DETERMINATIONS OR ACTIONS IN ONE OR MORE JURISDICTIONS (INCLUDING WITH RESPECT TO NFTS OR CRYPTOCURRENCIES), TAXATION OF NFTS OR CRYPTOCURRENCIES, PERSONAL INFORMATION DISCLOSURE, UNINSURED LOSSES, UNANTICIPATED RISKS, VOLATILITY RISKS, SERVER FAILURE OR DATA LOSS, CORRUPTED OR OTHERWISE INACCESSIBLE DIGITAL WALLETS, UNAUTHORISED ACCESS TO APPLICATIONS, INABILITY TO ACCESS OR TRANSFER THE NFT, INABILITY TO ACCESS OR DISPLAY THE DIGITAL ASSET, RISKS ARISING FROM THIRD-PARTY PROVIDERS, INCLUDING THIRD-PARTY PROVIDERS THAT MAY MINT THE NFT AND/OR STORE THE NFT OR THE DIGITAL ASSET; AND (III) ANY DAMAGES ARISING FROM ANY UNAUTHORISED THIRD PARTY ACTIVITIES, INCLUDING WITHOUT LIMITATION THE INTRODUCTION OF VIRUSES OR OTHER MALICIOUS CODE, THE USE OF PHISHING, SYBIL ATTACKS, 51% ATTACKS, BRUTEFORCING, CHANGES TO THE PROTOCOL RULES OF THE BLOCKCHAIN (I.E. "FORKS") OR OTHER MEANS OF ATTACK THAT AFFECT, IN ANY WAY, THE NFT OR DIGITAL ASSET; IN EACH CASE OF (I) – (III) ARISING OUT OF OR IN ANY WAY RELATED TO THE SALE OR USE OF LOTS, NFTS OR DIGITAL ASSETS OR OTHERWISE RELATED TO THESE CONDITIONS OF SALE, REGARDLESS OF THE FORM OF ACTION,**

WHETHER BASED IN CONTRACT, TORT (INCLUDING, BUT NOT LIMITED TO, SIMPLE NEGLIGENCE, WHETHER ACTIVE, PASSIVE OR IMPUTED), OR ANY OTHER LEGAL OR EQUITABLE THEORY (EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE).

(g) **IN NO EVENT WILL THE AGGREGATE LIABILITY OF CHRISTIE'S AND CHRISTIE'S AFFILIATES (JOINTLY), WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE, WHETHER ACTIVE, PASSIVE OR IMPUTED), OR OTHER THEORY, ARISING OUT OF OR RELATING TO THESE TERMS OR THE OWNERSHIP OF THE LOTS, EXCEED THE BUYER'S PREMIUM AMOUNT YOU PAY TO CHRISTIE'S FOR THE LOTS.**

(h) **THE LIMITATIONS SET FORTH IN THIS SECTION WILL NOT LIMIT OR EXCLUDE LIABILITY FOR THE GROSS NEGLIGENCE, FRAUD OR INTENTIONAL, WILLFUL OR RECKLESS MISCONDUCT OF CHRISTIE'S.**

(i) Some jurisdictions do not allow the exclusion of certain warranties, disclaimer of implied terms, or limitations or exclusions of liability for incidental or consequential damages in contracts with consumers. As a result, some or all of the exclusions of warranties, disclaimers, and limitations or exclusions of liability in this section may not apply to certain purchasers.

4. Buyer's Acknowledgements and Representations for NFTs

(a) You acknowledge that your purchase of the **lot** means you have full ownership rights in the **NFT** itself, including the right to store, sell and transfer your **NFT**. Your purchase of the **lot** does not provide any rights, express or implied, in (including, without limitation, any copyrights or other intellectual property rights in and to) the **digital asset** underlying the **NFT** other than the right to use, copy, and display the **digital asset** for your own personal, non-commercial use or in connection with a proposed sale or transfer of the **NFT** and any other right expressly contained in these **Conditions of Sale.** For the avoidance of doubt, you do not have the right to distribute, or otherwise commercialize the **digital asset** without the prior authorization of the **seller** or the party(ies) that holds such rights. Your rights and interest in the **digital asset** or **NFT** provided by these **Conditions of Sale** will immediately terminate upon any subsequent sale, transfer, dispossession, burning or other relinquishment of the **NFT**.

(b) You understand and accept that **NFT**s are **minted** by third parties unaffiliated with **Christie's**, and not by **Christie's** itself or on **Christie's** behalf.

(c) You acknowledge and agree that there are risks associated with purchasing, holding, and using **NFT**s. By purchasing, holding and using an **NFT**, you expressly acknowledge and assume all risks including, but not limited to: **seller** or buyer user error such as forgotten passwords, mistyped addresses, incorrectly constructed transactions, incorrectly programmed NFTs, mining attacks, cybersecurity attacks, weaknesses in **Christie's** security; blockchain malfunctions or other technical errors, telecommunications failure, malicious software, unfavourable regulatory determinations or actions in one or more jurisdictions (including with respect to NFTs or cryptocurrencies), taxation of NFTs or cryptocurrencies, personal information disclosure, uninsured losses, unanticipated risks, volatility risks, server failure or data loss, corrupted or otherwise inaccessible **digital wallets**, unauthorised access to applications , inability to access or transfer the **NFT**, inability to access or display the digital asset, risks arising from third-party providers, including third-party providers that may mint the **NFT** and/or store the digital asset, and any unauthorised third party activities, including without limitation the introduction use of viruses or other malicious code, the use of phishing, sybil attacks, 51% attacks, bruteforcing, changes to the protocol rules of the **blockchain** (i.e. "forks"), or other means of attack that affect, in any way, the **NFT** or **digital asset**. If you have any questions regarding these risks, please contact us at info@christies.com.

(d) You acknowledge that you have a sufficient understanding of the functionality, usage, storage, transmission mechanisms and other material characteristics of, **blockchain** technology, **NFTs**, **digital assets**, **digital wallets**, and cryptocurrencies to understand these **Conditions of Sale** and to appreciate the risks and implications of purchasing **NFT**s. You acknowledge that you have obtained sufficient information to make an informed decision to purchase an **NFT**, including reviewing the code of the **smart contract**, the **NFT metadata**, and the **NFT**, as well as the storage system used for the digital asset and fully understand and accept the functions of the same. By making a payment with Ether or other cryptocurrency, you (i) warrant that you are the lawful holder of the Ether or other cryptocurrency; and (ii) acknowledge that Christie's has no liability for your payment not reaching us, including, but not limited to, instances where payment through the **blockchain** is unsuccessful. It is solely your responsibility to confirm with Christie's and if applicable, your third-party wallet provider, that the payment has been accepted.

(e) You acknowledge that we do not guarantee that you will be able to receive, access or view the **lot** and/or **digital asset**. We do not provide any application, or other service to enable you to view, receive, access or view the **lot** and/or **digital asset**, and that it is your responsibility to procure a **digital wallet** or other means to allow us or the **seller** to transfer the **lot** to you and for you to access or view the **digital asset** upon such transfer.

(f) You acknowledge and represent that there is substantial uncertainty as to the characterization of **NFT**s and other digital assets under applicable law. You acknowledge that your purchase of an **NFT** complies with applicable laws and regulation in your jurisdiction.

(g) You acknowledge and represent that you are bidding as principal and not on behalf of anyone else.

F. PAYMENT

1. Purchase Price and How to Pay

(a) Within 24 hours of the close of the auction, we will issue an invoice to you. You must pay the **purchase price** no later than 24 hours after the invoice is sent by us to you, or if later, the time specified in the **Sale Particulars** (the "**due date**").

(b) The **purchase price** is the total of the following amounts:

(i) the **hammer price** and the **buyer's premium**; and
(ii) any applicable duties, goods, sales use, compensating or service tax or VAT.

(c) We will only accept payment from the registered bidder. Once issued, we cannot change the buyer's name on an invoice or re-issue the invoice in a different name.

(d) Subject to paragraph F1(f), you may either pay for a **lot** in the currency of the sale or by a cryptocurrency permitted by us. The invoice will set forth the **purchase price** in the currency of the sale and where permitted by us, a specified cryptocurrency. Partial payment in cryptocurrency is not permitted. Where the **purchase price** is payable in a specified cryptocurrency, the invoice will include both the amount due in the currency of the sale as well as a cryptocurrency amount. The cryptocurrency amount will be calculated by us based on the most recent published CME CF Ether-Dollar Reference Rate (BRR and ETHUSD_RR) index rate as determined by us at the time the invoice is issued, and will be disclosed in the invoice. The amount of cryptocurrency specified in the invoice is the amount of cryptocurrency that must be paid to us if that is the payment option you select regardless of whether the conversion rate at the time of auction or when you pay the invoice or at any other time is different.

(e) You must pay for any **lot** bought at **Christie's** by a permitted credit or debit card in your name, by bank transfer, or where permitted by us through the transfer of cryptocurrency.

(f) Any payment made in cryptocurrency must be made within 24 hours of the issuance of the invoice set forth in paragraph F1(d). After the expiry of the 24 hour window, you may only make the payment in the currency of the sale.

2. Payment Method - Credit and Debit Card Charges

(a) Please note that if you pay for your purchase using a credit card issued outside the region of the sale, depending on the type of card and account you hold, the payment may incur a cross-border transaction fee. If you think this may apply to you, please check with your card supplier before proceeding to check-out.

(b) We will only accept debit or credit cards with a MasterCard, Visa, American Express or China Union Pay logo (if the China Union Pay credit card has a Visa or MasterCard logo). If you registered and bid as a company, your company will need to pay for any purchases via a debit or credit card issued to the company account. Partial payment of a **lot**, or payment across multiple debit or credit cards for a single **lot**, will not be allowed. If you purchase multiple **lots**, you may purchase one **lot** with one credit card and another **lot** with a different credit card but you will need to go through two separate check-outs.

(c) Payment information for payments via credit or debit card is collected and processed directly by a third party service provider ("**Payment Service Provider**") and not by **Christie's**. Please see paragraph H8(b) for further details. **Christie's** does not have access to, or retain any credit card information.

(d) By making a payment via credit or debit card, you: (i) warrant that you are the cardholder; and (ii) acknowledge that **Christie's** has no liability for your payment not reaching us where, for example payment is refused or declined by your card supplier. It is your responsibility to check with **Christie's** and/or your card supplier that the payment has been accepted.

3. Payment Method – Cryptocurrency

(a) If specified in the sale, you may make the full payment in a cryptocurrency permitted by us in which case you must pay for the **purchase price** via a **digital wallet** transfer of cryptocurrency to **Christie's**. Any payment made in cryptocurrency myust be made with 24 hours of the invoice set forth in paragraph F(1)(d)

(b) You must send payment from a **digital wallet** maintained with one of the following **digital wallet** providers: Coinbase Custody Trust; Coinbase, Inc.; Fidelity Digital Assets Services, LLC; Gemini Trust Company, LLC; or Paxos Trust Company, LLC. Only cryptocurrency payments sent from **digital wallets** hosted by one of these providers will be credited towards a **lot** purchase, and for clarity, we will not recognize payments from **digital wallets** hosted by other providers, or from self-hosted **digital wallets**.

(c) You must be the owner of the **digital wallet**, or, if you registered a bid as a company, then the company must be the owner. You agree, upon our request, to provide documentation confirming that the cryptocurrency payment was made from a **digital wallet** owned by you and maintained by one of the providers listed above. Partial payments of a **lot** from multiple **digital wallets** will not be allowed. If you purchase multiple **lots**, you may purchase one **lot** with payment from one **digital wallet** and another **lot** with payment from a different **digital wallet** but this must be accomplished through two separate transactions. "**Ownership**" of a digital wallet means either you hold or have held on your behalf, or the company on whose behalf you are bidding holds, or has held on its behalf, the private keys associated with that **digital wallet** or that the provider of the **digital wallet** recognizes you or the company on whose behalf you are bidding as owning the cryptocurrency associated with that **digital wallet**.

(d) If you make payment in cryptocurrency from a **digital wallet**, you represent that the source of wealth for the **digital wallet** is not attributable, either directly or indirectly, to (i) a citizen or resident of, or located in, a geographic area that is the target of sanctions or embargoes imposed by the European Union, the United Kingdom, the United Nations or the United States or (ii) an individual, or an individual employed by or associated with an entity, identified on the US Department of Commerce's Denied Persons or Entity List, the US Department of Treasury's Specially Designated Nationals or Blocked Persons Lists, or the US Department of State's Debarred Parties List, or similar lists promulgated by the government of the European Union, the United Kingdom, or the United Nations.

(e) Please contact **Christie's** Client Services for any questions relating to payments.

4. Transferring Ownership to You

(a) You will not own the **lot** and ownership of the **lot** will not pass to you until: (i) we have confirmed that you have met all bidder identification and registration procedures; (ii) we have received full, clear and undisputed payment of all amounts due, even in circumstances where we have already transferred the **lot** to you; and (iii) you have received the **lot** in the **digital wallet** that you have specified.

(b) If you have purchased a **lot**, then the **seller** will transfer the **NFT** to you after you have met the conditions in paragraph F4(a). The **seller** will transfer the **NFT** only to a **digital wallet** owned by you and that supports the **NFT** and you understand and accept that failure to ensure this may result in an inability to receive, transfer or access your **NFT**. If you bid on behalf of a company, then the **digital wallet** used to accept the **NFT** must be owned by the company. You agree that we may provide your **digital wallet** information to the seller in order to execute the transfer.

(c) If you have purchased a **lot**, you represent that the **digital wallet** to which Christie's will transfer the **NFT**, is not owned by or associated with (i) a citizen or resident of, or located in, a geographic area that is the target of sanctions or embargoes imposed by the European Union, the United Kingdom, the United Nations or the United States or (ii) an individual, or an individual employed by or associated with an entity, identified on the US Department of Commerce's Denied Persons or Entity List, the US Department of Treasury's Specially Designated Nationals or Blocked Persons Lists, or the US Department of State's Debarred Parties List, or similar lists promulgated by the government of the European Union, the United Kingdom, or the United Nations.

5. Transferring risk to you

(a) The risk in and responsibility for the **lot** will transfer to you once the **lot** is received in the **digital wallet** that you have specified, which time may be determined at Christie's discretion, including through observation of the transfer on the **blockchain** on which the **NFT** is stored.

(b) You are responsible for implementing reasonable measures for securing the **digital wallet** or other storage mechanism you use to receive and hold the **NFT**, including any requisite private key(s) or other credentials necessary to access such storage mechanism(s), and further you specifically acknowledge that the risk of acquiring the **NFT** from the **seller**, transferring the **NFT** to others, and holding or using the **NFT** or your **digital wallet** rests entirely with you. If your private key(s) or other access credentials are lost, you may lose access to your **NFT**. We are not responsible for any such losses, including, but not limited to, losses arising from third-party service providers.

(c) We are not responsible if the **digital asset** becomes inaccessible to you for any reason, or for any modifications or changes to the **digital asset**, including the **digital asset** being deleted. You acknowledge that the **artist** or any third party could make additional copies

of, and distribute, the **digital asset**, and could sell or otherwise assign the copyright or other intellectual property rights or economic rights in the **digital asset.**

(d) We are not responsible for any uses you make of the **NFT** or for any future transfers you make of the **NFT**.

G. GLOSSARY

artist: the individual or entity that created the **digital asset**.

auctioneer: the individual auctioneer and/or Christie's.

authentic: with respect to a **digital asset**, that the **digital asset** was directly created by the purported artist of the **digital asset**, and is not a copy of another file or **digital asset** by another third party.

Authorised User: an individual authorized to execute transactions on behalf of an entity which has a registered transactional account.

blockchain: a distributed digital ledger of transactions maintained by a distributed peer-to-peer computer network that cryptographically validates transactions and records such transactions on the ledger.

buyer's premium: the charge the buyer pays us along with the **hammer price**.

Christie's: means Christie's Inc., which is offering to sell a **lot** either as agent for the **seller** or as the owner of the **lot. Christie's Group**: Christie's International Plc, its subsidiaries and other companies within its corporate group.

Conditions of Sale: the **Conditions of Sale** set out above; Important Information, our Explanation of Cataloguing Practice; the explanation of symbols used in the **Sale Particulars**; and the explanation of the application of VAT or other similar applicable sales taxes.

digital asset: the digital work which the **NFT** identifies, and with which the **NFT** is associated.

digital wallet: a custodial or hosted software-based device, program, service, or hardware, that allows the **owner** to receive, store and transfer digital assets, including but not limited to, cryptocurrencies and **NFTs**, on a **blockchain**.

digital wallet address: a unique alphanumeric string of characters that is associated with and represents the on-chain address for a **digital wallet**.

due date: has the meaning given to it paragraph F1(a).

estimate: the price range included in the **Sale Particulars** within which we believe a **lot** may sell; **low estimate** means the lower figure in the range and **high estimate** means the higher figure; the **mid-estimate** is the midpoint between the two.

hammer price: the amount of the highest bid for the sale of a **lot** via auction.

lot: an **NFT** to be offered for sale at an auction (or two or more **NFTs** to be offered for sale as a group).

lot description: the description of a **lot** in the **Sale Particulars** for the sale, as amended by any notice given to you during the auction.

mint: to generate an **NFT** for a **digital asset** on a **blockchain**.

NFT (or non-fungible token): a unique digital certificate that identifies (including through a pointer to, or hash of, the digital asset(s)) and is associated with one or more **digital assets**, which is held and transferred on a blockchain and provides the owner with certain rights to the **digital asset(s)**.

NFT metadata: information included within the **NFT** that includes at least: the name of the **digital asset**; a description of the **digital asset**; and the location of where the **digital asset** is stored or a hash of the **digital asset** itself (such as a content identifier).

ongoing NFT payments: any payments made in connection with the sale and any future payments, in each case that may be configured or programmed into the **NFT smart contract**, including any payments that are triggered when the **NFT** is transferred from one **digital wallet address** to another **digital wallet address.**

other damages: : any special, consequential, incidental or indirect damages of any kind or any damages which fall within the meaning of 'special', 'incidental' or 'consequential' under local law

owner: with respect to an **NFT**, the individual or entity that has the private key to the **digital wallet** that controls the ability to store or transfer the **NFT**.

proceeds of sale: in relation to a **lot**, the **hammer price** less all seller's commission (i.e., a percentage of the **property's hammer price**), sale expenses (i.e., expenses incurred by us in connection with the auction, if applicable) and any other amounts owed to us under this agreement (if any).

provenance: the ownership history of a **lot** or **digital asset**, as applicable.

purchase price: has the meaning given to it in paragraph F1(b).

reserve: the confidential amount below which we will not sell a **lot**.

Sale Particulars: the **lot** information (the description of the **lot** or **lots** offered for sale together with other information on the sale website relating to a **lot** and the conduct of the sale); lot notes; payment information; any on- screen notices displayed as part of a sale; the FAQs and any

Special Conditions of Sale which apply to any **lot** or group of **lot**s offered for sale at the same time.

seller: the owner of a **lot** for whom **Christie's** acts as agent.
smart contract: the computer code that governs the execution of the **NFT**

Special Conditions of Sale: any additional conditions which apply to a sale and which are set out in the **Sale Particulars.**

warranty: a statement or representation in which the person making it guarantees that the facts set out in it are correct.

A/C No [redacted]
Statement Date 17-May-21

CHRISTIE'S

Mailing Address
Masterworks Gallery LLC on behalf of Masterworks Cayman,
SPC 052 Segregated Portfolio
497 Broome Street
New York, NY 10013
United States

Account Address
Masterworks Gallery LLC on behalf of Masterworks Cayman,
SPC 052 Segregated Portfolio
497 Broome Street
New York, NY 10013
United States

PRELIMINARY THIRD PARTY STATEMENT

Site	Currency	Sale Date	Sale No	Lot No	Description	Successful Purchaser	Hammer Price	Buyer's Premium	Bid Amount
New York	USD	11-May-21	20000	17A	Albert Oehlen Stilleben mit Ingwertopf (Still Life with Ginger Pot)	Yes	1,500,000.00	330,000.00	1,500,000.00

Sub Total Amount Due	
Hammer Price	1,500,000.00
Buyer's Premium	330,000.00
Flat Financing Fee Due (to You)	(30,000.00)
Net Amount Due to Christie's	**1,800,000.00**

Payment Due to Christie's	
9-Aug-21	1,800,000.00

Please note that this statement is provided to you as a courtesy and shall not be deemed an amendment to or modification of the agreement or invoice.